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                                                                   EXHIBIT 2.1

                      PLAN AND AGREEMENT OF REORGANIZATION

         THIS PLAN AND AGREEMENT OF REORGANIZATION ("AGREEMENT"), dated August 31, 1999, by and among Eastern Systems Technology, Inc., a California corporation ("EASTERN"), Ram V. Mani ("MANI"), the only shareholder of Eastern (the "SHAREHOLDER"), and NHancement Technologies Inc., a Delaware corporation ("NHANCEMENT").

                             PLAN OF REORGANIZATION

         The reorganization (the "REORGANIZATION") will comprise, in general, the conveyance by Eastern to NHancement of substantially all the assets of Eastern, the issuance by NHancement to Eastern of shares of NHancement's authorized but unissued voting common stock (the "COMMON STOCK"), the distribution by Eastern to the Shareholder of the shares of the Common Stock received by Eastern and the dissolution of Eastern, all upon and subject to the terms and conditions of the agreement hereinafter set forth. The parties intend that the reorganization qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and Section 24562(a)(3) of the California Revenue and Taxation Code, as amended.

                                    AGREEMENT

         In order to consummate the Reorganization, and in consideration of the representations and undertakings herein set forth, the parties agree as follows:

         1. TRANSFER OF PROPERTIES. Upon and subject to the terms and conditions herein stated, NHancement shall acquire at the Closing provided in
Section 8 below (the "CLOSING") from Eastern, and Eastern shall transfer, assign, and convey at the Closing to NHancement, in exchange for shares of the Common Stock, all of the properties and assets of Eastern, including all rights to Intuitive Search Engine Technology commonly known as "InfoFast" and its business as a going concern, its goodwill and the right to use its corporate name, as more generally described on Schedule 1 attached hereto, excepting only those assets and properties of Eastern described as excluded on such Schedule 1 (all of the foregoing assets and properties to be transferred being referred to collectively as the "ASSETS"). Coincident with such transfer, assignment and conveyance, Eastern shall deliver to NHancement possession of the Assets. All such Assets shall be transferred, assigned and conveyed by appropriate instruments satisfactory to legal counsel for NHancement.

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Plan of Agreement and Reorganization
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         2.  ISSUANCE AND DELIVERY OF STOCK.  In consideration of and in exchange for the foregoing transfer, assignment and conveyance of the Assets by Eastern, NHancement shall issue and deliver to Eastern at the Closing one stock certificate registered in the name of Eastern for six hundred seventy-five thousand (675,000) shares of the Common Stock (the "STOCK"). NHancement shall also issue and deliver to Eastern (or to the Shareholder if Eastern shall have then been dissolved), one additional stock certificate for an additional number of shares of Common Stock (the "ADDITIONAL STOCK") at such time as an S-3 Registration Statement relating to such Additional Stock is declared effective by the Securities and Exchange Commission (the "SEC"). The number of shares of Additional Stock to be issued by NHancement to Eastern shall be that number equal to $400,000 divided by the closing bid price of shares of Common Stock as quoted on NASDAQ one (1) business day prior to the effective date of the S-3 Registration Statement. (The shares of Stock and Additional Stock are hereinafter sometimes referred to collectively as the "SECURITIES"). NHancement shall thereafter divide such stock certificates into certificates of such denominations and registered in such names as Eastern shall request, but under no circumstances shall NHancement be obligated to issue certificates for fractions of a share. The right to Additional Shares of the Common Stock shall not be assignable or transferable in any manner whatsoever, other than by operation of law upon liquidation of Eastern; provided, however, that the foregoing shall not prohibit Eastern from selling shares of Additional Stock pursuant to the S-3 and distributing the proceeds to third parties in satisfaction of Eastern's obligations.

         3. ASSUMPTION OF LIABILITIES. NHancement shall not, by instrument or otherwise, assume or agree to be responsible for or to perform, discharge or indemnify Eastern or the Shareholder against any contracts, obligations or liabilities of Eastern or the Shareholder of any type whatsoever, whether accrued or contingent, due or not due or incurred or entered into by Eastern or the Shareholder before or after the Closing, except for the contractual obligations which NHancement shall expressly assume at and as of the Closing as set forth in Schedule 3 attached hereto (the "ASSUMED CONTRACTS").

         4. FORFEITURE OF STOCK. In the event of a breach by Mani or Srini Ramakrishnan "RAMAKRISHNAN") of the Non-Compete Agreements dated an even date herewith between each of Mani and Ramakrishnan and NHancement (the "NON-COMPETE AGREEMENTS"), five hundred thousand (500,000) and one hundred seventy-five thousand (175,000) shares, respectively, if the breach occurs within the first year of the Non-Compete Agreements, and two hundred fifty thousand (250,000) and eighty-seven thousand five hundred shares (87,500) shares, respectively, if the breach occurs in the second year of the Non-Compete Agreements, of the Stock shall be immediately forfeited to NHancement as liquidated damages for the breach, it being understood that the Non-Compete Agreements were a material inducement to NHancement's entering into the Reorganization. The forfeiture shall be cumulative if both individuals referenced above breach the Non-Compete Agreements, and the number of shares forfeited shall be based upon the year in which the breach occurs.

         5. ASSIGNMENT OF CONTRACTS. Eastern shall use its best efforts as reasonably directed by NHancement to obtain with respect to the Assumed Contracts the consent of the other party or parties to the assignment of such contracts and rights to NHancement.

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Plan of Agreement and Reorganization
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         6.  DISTRIBUTION OF SECURITIES.  Eastern shall, as promptly as is practicable after receipt thereof, wind up its business affairs and pay its outstanding obligations to third parties and thereafter distribute the remaining shares of the Stock and the rights to Additional Stock received by it to the Shareholder in exchange for and in complete cancellation of their shares of Eastern's Capital Stock.

         7. DISSOLUTION OF EASTERN. Eastern shall wind up its affairs, pay its outstanding obligations to third parties and dissolve as promptly as is practicable after the Closing and Eastern shall not engage in any business after the Closing without the written consent of NHancement.

         8. PLACE OF CLOSING. The Closing of the transaction contemplated by this Agreement and all deliveries hereunder shall take place at the office of Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306 (or at such other place as may be mutually agreed upon) at the time of Closing set forth in Section 9 below.

         9. TIME OF CLOSING. The time of Closing shall be 1:00 p.m., Pacific Time (or such other time as may be mutually agreed upon) on August 31, 1999 (or such other time and date as may be mutually agreed upon).

         10. REPRESENTATIONS AND WARRANTIES OF EASTERN AND SHAREHOLDER. Eastern and the Shareholder, jointly and severally, hereby represent and warrant to NHancement that all of the statements made below in this Section 10 are true and correct in all respects. These representations and warranties are subject to the exceptions set forth on Schedule 10 (the "SCHEDULE OF EXCEPTIONS") furnished to NHancement, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder. The phrase "to the best knowledge of Eastern" shall, when included in a representation or warranty made by a Shareholder, mean to the best knowledge of such Shareholder.

              10.1 ORGANIZATION AND STANDING. Eastern is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Eastern is not required to be qualified as a foreign corporation in any jurisdiction; provided, however, that Eastern need not be qualified in any jurisdiction in which a failure to qualify would not have a material and adverse effect on its operations or financial condition.

              10.2 CAPITALIZATION. The authorized capital stock of Eastern consists of Fourteen Million (14,000,000) shares of Common Stock, all of Eastern's issued and outstanding shares are owned beneficially and of record by the Shareholder.

              10.3 SUBSIDIARIES. Eastern has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, joint venture, partnership or other business entity.

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Plan of Agreement and Reorganization
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              10.4  CORPORATE AUTHORITY AND AUTHORIZATION.  Eastern has the
corporate right and authority to assign, convey and transfer the Assets to NHancement. All corporate action on the part of Eastern, its officers, directors and Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by Eastern and the performance of all of Eastern's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Eastern and the Shareholder, enforceable against Eastern and the Shareholder in accordance with its terms, except as the indemnification provisions of Section 14.7 hereof may be limited by principles of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

              10.5 GOVERNMENTAL CONSENT. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Eastern is required in connection with the valid execution and delivery of this Agreement, or the consummation of any other transaction contemplated hereby.

              10.6  INTELLECTUAL PROPERTY.

                    10.6.1 Eastern possesses and has good, valid and marketable title, free and clear of all security interests, liens, claims, charges, encumbrances or any other defects in title of any nature whatsoever to, or has the valid, enforceable right to use (pursuant to written agreements, true and correct copies of which are listed on Schedule 10.6 and have been submitted to NHancement), all trademarks, trademark rights, trade names, trade name rights, licenses, franchises, service marks, patents, patent applications, copyrights, inventions, discoveries, improvements, processes, trade secrets, confidential or proprietary information, formulae, proprietary rights or data, shop rights, algorithms, technical data, ideas or know-how (collectively the "INTELLECTUAL PROPERTY") necessary to conduct its business as now being conducted or as proposed to be conducted, without conflict with or infringement upon any valid rights of others and the lack of which could adversely affect the operations or condition, financial or otherwise, of Eastern. Eastern (i) owns or has the right to use (and to make, use, sell, license and lease products incorporating or manufactured using), free and clear of all liens, claims and restrictions, all Intellectual Property used in the conduct of its business as now conducted or as proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to any patent, trademark, service mark, trade name, copyright, license or other right with respect to the use thereof in connection with the conduct of its business or otherwise. Eastern owns and has the unrestricted right to use all Intellectual Property required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Eastern, free and clear of any rights, liens or claims of others, including, without limitation, former employers of all employees of Eastern. All of the foregoing rights to Intellectual Property are freely transferable to NHancement hereunder without the consent or approval of any third party and following such assignment and transfer NHancement will possess and enjoy all of such rights to Intellectual Property as Eastern did immediately prior to such transfer and assignment.

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Plan of Agreement and Reorganization
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                    10.6.2  Set forth in Schedule 10.6 is a complete listing
of all software related in any fashion or manner whatsoever to the software program commonly referred to as "InfoFast" (the "SOFTWARE") and its ownership to which Eastern or either Shareholder had proprietary rights, whether sole or shared, as of the Closing, describing therein any such sharing. All copies of the Software were, as of the Closing, in Eastern's possession and control, except for certain object code copies which then were in the possession of customers of Eastern. All such customers have entered into license agreements with Eastern that, to the best knowledge of Eastern, effectively protect Eastern's rights in and to all such Software. For purposes of this Section, the term "SOFTWARE" includes any set of instructions (including, without limitation, arithmetic, logical, data transfer, data manipulation and input/output) meant to run on, or to control the operation of, any computer, whether those instructions are a complete program, a collection of programs making up a subsystem or system or are merely subroutines or macroroutines meant to operate in conjunction with other software, and whether such instructions must be run through another computer program (commonly referenced as a "compiler") before being usable on a computer, whether such instructions must be used at execution time in conjunction with another computer program (commonly referenced as an "interpreter") or whether such instructions are in a form that can be run on a computer "as is" without additional programs.

                    10.6.3 The Software will not, due to a date change: (i) have any operational impediments, (ii) malfunction, (iii) cease to perform,
(iv) generate incorrect or ambiguous data or results with respect to same-century and multi-century, Leap Year and other calendar formulas, functions and data or (v) produce incorrect or ambiguous results with respect to same-century and multi-century, Leap Year and other calendar formulas, functions, date values and date data interfaces. The Software is free from any computer "viruses", and other elicit code. The Software performs in all material respects in accordance with its specifications.

              10.7 MANUFACTURING RIGHTS. Eastern has not granted rights to manufacture or assemble its products to any other person or entity.

              10.8  OFFICERS, DIRECTORS AND EMPLOYEES.

                    10.8.1 To the best knowledge of Eastern, no present or former officer, director or employee of Eastern is a party to or is otherwise bound by any agreement or arrangement (including any agreement of noncompetition) that in any way adversely affects his or her performance of his or her duties as an officer, director or employee of Eastern or Eastern's ability to conduct its business. Eastern has established appropriate policies and procedures to ensure no officer, director or other employee of Eastern misuses confidential information or trade secrets of others in the course of their employment or other relationship with Eastern. Eastern is not a party to any labor agreements, employment contracts, consulting agreements or any other instruments which limit the rights of Eastern to terminate the employment or other relationship with a particular individual at will. Eastern is not aware that any officer, director or key employee, or that any group of officers, directors or key employees, would not continue their employment with NHancement on the same terms as previously employed by Eastern.

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Plan of Agreement and Reorganization
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                    10.8.2  Eastern: (i) is not bound by or subject to any
collective bargaining agreement with respect to any of its employees nor has any labor union requested or, to the best knowledge of Eastern, sought to represent any of the employees, representatives or agents of Eastern, (ii) does not have any current labor problems or disputes, pending or threatened,
(iii) does not have in effect any "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of
1974) or employee benefit or similar plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and (iv) does not maintain, has not in the past maintained and is not and has not been a contributor to any multi-employer plan or single employer plan, as defined in Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, for the employees of Eastern or any trade or business (whether or not incorporated) which, together with Eastern, would be deemed to be a "single employer" within the meaning of such Section 4001. Eastern has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes.

              10.9 CERTAIN TRANSACTIONS. Eastern is not indebted, directly or indirectly, to any of its officers, directors or Shareholder, or to their respective affiliates, spouses or children, in any amount whatsoever, except for salaries and fees accrued in the ordinary course of business; none of said officers, directors or, to the best knowledge of Eastern, Shareholder, or any of their affiliates or members of their immediate families, are indebted to Eastern or have any direct or indirect ownership interest in any firm or corporation with which Eastern is affiliated or with which Eastern has a business relationship, or any firm or corporation which competes with Eastern (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). No officer, director or shareholder, or any affiliate or member of their immediate families, is, directly or indirectly, interested in any material contract with Eastern.

              10.10 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. Eastern is not in violation of any term of its Articles of Incorporation or Bylaws, as amended and in effect on and as of the Closing. Eastern is not in violation in any respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it where such violation would adversely affect Eastern, its operations or financial condition. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of or conflict with, or constitute a material default under, any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Eastern; and there is no such term or provision which adversely affects Eastern, its operations or financial condition as presently conducted or as contemplated to be conducted. Eastern and, to the best knowledge of Eastern, its officers, directors and key employees, are not parties to any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, decree or order restricting its ability to enter or compete in any line of business or market.

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Plan of Agreement and Reorganization
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              10.11  MATERIAL CONTRACTS AND OBLIGATIONS.

                     10.11.1 Included in the Schedule 10.11 is a list of all agreements, contracts and other obligations to which Eastern is a party or by which it is bound that are material to the operation of its business and properties, which: (i) provide for aggregate payments to or by Eastern in excess of Ten Thousand Dollars ($10,000), (ii) obligate Eastern to share, license or develop any product or technology, (iii) appoint distributors, dealers or sublicensees of Eastern's products, which agreements cannot be terminated on thirty (30) days' notice or less or (iv) involve transactions or proposed transactions between Eastern and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such other obligations have been delivered to NHancement. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. There is no pending or threatened dispute or disagreement, and there have been no events which may give rise to any dispute or disagreement, between Eastern and any of the clients or customers of Eastern, or any other person having a business relationship with Eastern, which dispute or disagreement, if resolved unfavorably to Eastern, would have a materially adverse effect on Eastern's operations or financial condition. No client or customer of Eastern, or any other person having a business relationship with Eastern, has indicated that it presently contemplates terminating its business relationship with Eastern.

                     10.11.2 All open orders, licenses and contracts for Eastern's products and services can be fulfilled by Eastern within its current capacity, in accordance with the terms thereof, and the fulfillment thereof will not result in material losses or material warranty or other liabilities to NHancement.

              10.12 HAZARDOUS WASTE DISPOSAL. To the best knowledge of Eastern, after reasonable investigation, Eastern has materially complied with all laws regulating the discharge and disposal of hazardous waste, the violation of which would have a material, adverse effect on the operations or financial condition of Eastern, including, but not limited to:

                     10.12.1 Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sections 9601, et seq.;

                     10.12.2 Resource Conservation and Recovery Act, 42 USC Sections 6901, et seq.;

                     10.12.3 Toxic Substances Control Act, 15 USC Sections 2601, et seq.;

                     10.12.4 California Hazardous Substances Information and Training Act, California Labor Code Sections 6360, et seq.;

                     10.12.5 California Hazardous Waste Act, California Health & Safety Code Sections 25100, et seq.;

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Plan of Agreement and Reorganization
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                     10.12.6  California Hazardous Substances Act, California
Health & Safety Code Sections 28740, et seq.; and

                     10.12.7 California Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Sections 25249.5, et seq.

              10.13 LICENSES AND PERMITS. Included in the Schedule 10.13 is a complete and accurate list of all of the licenses, permits, authorizations and franchises issued to, possessed by, used by or otherwise in effect with respect to the business of Eastern. Eastern has delivered to NHancement complete and accurate copies of all of the licenses, permits, authorizations and franchises identified in said Schedule. All of the licenses, permits, authorizations and franchises identified are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises required to permit Eastern to conduct its business in the manner in which it is now being conducted, and Eastern is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

              10.14 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending against Eastern or, to the best knowledge of Eastern, any of its officers, directors or employees or its properties, before any court or governmental agency (nor, to the best knowledge of Eastern, is there any reasonable basis therefor or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of Eastern, or in any material impairment of the right or ability of Eastern to carry on its business as now conducted or as proposed to be conducted or in any material liability on the part of Eastern, or any change in the current equity ownership of Eastern, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to Eastern) involving the prior employment of any of Eastern's employees, their use in connection with Eastern's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

              10.15 CRIMINAL INVESTIGATIONS AND ACTIVITIES. Eastern, its past and present officers and directors and the Shareholder: (i) have never been convicted of a felony, (ii) have not been named as a defendant in a pending criminal proceeding involving a felony, and (iii) are not now or ever have been the subject of any governmental decree or order prohibiting it or any of them from engaging in certain business activities. There is no pending criminal investigation of any nature whatsoever into the activities of Eastern, its officers, directors and Shareholder. Eastern has fully complied with the provisions of the United States Export Administration Act and all rules and regulations promulgated thereunder.

              10.16 MATERIAL LIABILITIES. Eastern has no liabilities which are, individually or in the aggregate, material to the financial condition or operating results of Eastern which have not been disclosed on Schedule 10.16.

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Plan of Agreement and Reorganization
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              10.17  TAXES.  Eastern has prepared and filed all federal, state and local income, withholding, sales, real property, personal property and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns. None of such returns has been audited by any state or federal agency. No deficiency assessment or proposed adjustment of Eastern's federal, state and or local taxes is pending, and Eastern has no knowledge of any proposed liability for any tax to be imposed upon Eastern for which there is not an adequate reserve reflected in Eastern's Financial Statements.

              10.18 TITLE. Eastern has good and marketable title to the Assets. Such Assets are not subject to any material liens, mortgages, pledges, encumbrances or charges of any kind.

              10.19 DISCLOSURE. Eastern has fully provided NHancement with all of the information which NHancement has requested for deciding whether to enter into the Reorganization hereunder and all information reasonably necessary to enable NHancement to make such decision. This Agreement, the Financial Statements, and any written statement or certificate furnished to NHancement pursuant to this Agreement in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements made not misleading.

         11. REPRESENTATIONS AND WARRANTIES OF NHANCEMENT. NHancement represents and warrants to Eastern that:

              11.1 CORPORATE STATUS. NHancement is a corporation duly organized and existing under the laws of Delaware, with an authorized, issued and outstanding capital stock as set forth in the 1934 Act documents in defined Section 11.4 below.

              11.2 CORPORATE AUTHORITY AND AUTHORIZATION. NHancement has the corporate right and authority to issue and deliver the securities required to be issued hereunder to Eastern; and such shares when delivered at or after the Closing will be fully paid and nonassessable. All corporate action on the part of NHancement, its officers, directors and Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by NHancement and the performance of all of NHancement's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of NHancement, and enforceable against NHancement in accordance with its terms, except of the indemnification provisions of
Section 14.7 hereof may be limited by principals of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

              11.3 GOVERNMENTAL CONSENT. No consent, approval or authorization or designation, declaration or filing with any governmental authority on the part of NHancement is required in connection with the valid execution and delivery of this Agreement, or of the consummation of any other transaction contemplated hereby except as specifically referenced in the Agreement.

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              11.4  1934 ACT DOCUMENTS.  NHancement has delivered to Eastern and the Shareholder a copy of its Form 10K for the fiscal year ending September 30, 1998 and its Form 10Q for the quarter ending June 30, 1999 (the "1934 ACT DOCUMENTS") filed with the SEC by NHancement pursuant to the Securities Exchange Act of 1934 (the "1934 ACT"). None of the 1934 Documents, when taken together, contain any untrue statement of the material fact or omit to state a material fact necessary to make the statements made not misleading.

         12. SURVIVAL OF REPRESENTATIONS, WARRANTIES; INDEMNITY. The respective representations and warranties given by NHancement, Eastern and the Shareholder contained herein shall remain effective against their respective successors, heirs and assigns and shall survive the Closing. NHancement shall indemnify and hold Eastern and the Shareholder harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein, or in any certificate to be delivered at the Closing, by NHancement. Eastern and the Shareholder shall, jointly and severally, indemnify and hold NHancement harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein, or in any certificate to be delivered at the Closing, by Eastern or the Shareholder.

         13. SECURITIES LAWS MATTERS. Because of the exemptions from the registration requirements of the Securities Act of 1933 (the "ACT") and from the qualification requirements of the California Corporate Securities Law of 1968 (the "LAW") relied upon by NHancement in issuing the Securities under Section 2, Eastern and the Shareholder represent and warrant that they:

              13.1 Are aware that such Securities are highly speculative and that there can be no assurance as to what return, if any, there may be.

              13.2 Are aware of NHancement's business affairs and financial condition and have acquired sufficient information about NHancement to reach an informed and knowledgeable decision to acquire such Securities.

              13.3 Are each acquiring such Securities for investment FOR ITS, HIS OR HER OWN ACCOUNT ONLY and not with a view to, or for sale in connection with, any "distribution" thereof within the meaning of the Act or the Law (except that shares of Additional Stock may be resold pursuant to and on the effectiveness of the S-3 Registration Statement referred to in Section 14 below (the "S-3").

              13.4 Except for shares of Additional Stock registered under the S-3, understand that such Securities have not been registered under the Act or qualified under the Law by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Eastern's and the Shareholder' investment intent as expressed herein. In this connection, Eastern and the Shareholder understand that, in the view of the SEC, the statutory basis for one exemption from the Act may not be present if their representations mean that their present intentions are to hold such shares for a minimum capital gains period under the tax statutes, for a deferred sale,

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Plan of Agreement and Reorganization
Page 11


for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

              13.5 Except for shares of Additional Stock registered under the S-3, further understand that such Securities must be held indefinitely unless subsequently registered under the Act and qualified under the Law or an exemption from such registration and such qualification is available, and that, except as set forth in Section 14 below, NHancement is under no obligation to effect such registration or qualification or to assure the availability of any such exemption.

              13.6 Are aware of Rule 144 promulgated under the Act which permits limited public resale of the Securities if it is acquired in a non-public offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the NHancement, the resale occurring not less than one (1) year after he or she purchased and completed payment for the Securities to be sold, the sale being made on the public market through a broker in an unsolicited "broker's transaction" or to a "market maker" and the amount of the Securities sold during any three-month period not exceeding specified limitations (generally, one percent (1%) of all Common Stock outstanding); except that such conditions need not be met by a person who is not an affiliate of the NHancement at the time of sale and has not been an affiliate for the preceding three (3) months, if the Securities to be sold have been beneficially owned by such person for at least three (3) years prior to their sale. The Common Stock may not be publicly traded or NHancement may not be satisfying the current public information requirements of Rule 144 at the time Eastern or a Shareholder wishes to sell the Securities; and thus, they may be precluded from selling the Securities under Rule 144 even though the minimum holding period may have been satisfied.

              13.7 Further understand that in the event the requirements of Rule 144 are not met, registration under the Act, compliance with Regulation A or some other registration exemption will be required for any disposition of the Securities; and that, although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell private placement Securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in such transactions do so at their own risk.

              13.8 Except for shares of Additional Stock registered under the S-3, understand that the certificates evidencing the Securities will be imprinted with legends in substantially the following form:

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT FOR THE NHANCEMENT'S OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SALE OR OTHER DISPOSITION OF SUCH SHARES MAY BE EFFECTED WITHOUT THE
         (1) REGISTRATION OF SUCH SALE OR DISPOSITION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND

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         (2) QUALIFICATION OF SUCH SALE OR DISPOSITION UNDER THE CALIFORNIA
         CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR WITHOUT AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE FURTHER SUBJECT TO A RISK OF FORFEITURE IN ACCORDANCE WITH SECTION 4 OF THE PLAN AND AGREEMENT OF REORGANIZATION DATED AUGUST 31, 1999 BY AND AMONG EASTERN SYSTEMS TECHNOLOGY, INC. AND THE ISSUER (A COPY OF WHICH IS AVAILABLE FROM THE ISSUER)."

         14. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS; COMPLIANCE WITH SECURITIES ACT.

              14.1 RESTRICTIONS ON TRANSFERABILITY. The Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 14.

              14.2 CERTAIN DEFINITIONS. As used in this Section 14, the following terms shall have the following respective meanings:

                    14.2.1 "REGISTRABLE SECURITIES" shall mean the shares of Additional Stock and any Common Stock of NHancement issued as a dividend or other distribution with respect to or in exchange for replacement of any shares of Additional Stock.

                    14.2.2 The terms "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing an S-3 Registration Statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement. Such terms shall also include an undertaking to file all required pre and post-effective amendments to such registration statement and the preparation, filing and declaration or ordering of the effectiveness of appropriate applications for the qualification or registration of securities pursuant to applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act and any other governmental requirements or regulations necessary to permit the lawful offer and sale of Registrable Securities in the United States of America.

                    14.2.3 "REGISTRATION EXPENSES" shall mean all expenses incurred by Eastern in complying with Section 14.3, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for NHancement.

                    14.2.4 "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

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                    14.2.5  "HOLDER" shall mean any Shareholder so long as
such Shareholder holds outstanding Registrable Securities.

              14.3  REGISTRATION ON FORM S-3.

                    14.3.1 NHancement shall use its best efforts to qualify for registration on Form S-3 (or successor forms); and, to that end, NHancement shall comply with the reporting requirements of the 1934 Act. NHancement will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 (or successor form) as soon as practicable but in no event later than six (6) months following the Closing.

              14.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 14.3 shall be borne by NHancement. All Selling Expenses related to securities registered by the Holders shall be borne by the Holders.

              14.5 REGISTRATION PROCEDURES. In the case of the registration effected by NHancement pursuant to this Section14, NHancement will keep each Holder advised in writing as to the initiation of such registration, qualification and compliance and as to the completion thereof. At its expense NHancement shall:

                    14.5.1 Keep such registration effective for a period of ninety (90) days, or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever shall occur first; and

                    14.5.2 Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

              14.6 DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 14.

              14.7 INDEMNIFICATION. In the event any Registrable Securities shall be included in a registration statement pursuant to this Section 14:

                    14.7.1 To the extent permitted by law, NHancement will indemnify and hold harmless each Holder requesting or joining in a registration and each person, if any, who controls such Holder within the meaning of the Act against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise

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out of any violation by NHancement of any rule or regulation promulgated under the Act or any other applicable law, rule or regulation applicable to NHancement and relating to action or inaction required of NHancement in connection with any such registration; and will reimburse each such Holder or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 14.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of NHancement (which consent shall not be unreasonably withheld) nor shall NHancement be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any such Holder or controlling person seeking the indemnification.

                    14.7.2 To the extent permitted by law, each Holder requesting or joining in the registration will indemnify and hold harmless NHancement, each of its directors, each of its officers who have signed the registration statement and each person, if any, who controls NHancement within the meaning of the Act and each other such Holder against any losses, claims, damages or liabilities to which NHancement or any such director, officer, controlling person or other Holder may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus or amendments or supplements thereto, in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by NHancement or any such director, officer, controlling person or other Holder in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 14.7.3 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided, further, that the liability of each Holder to reimburse legal or other expenses pursuant to this Section shall, in each case, be limited to the total dollar amount received by such Holder for the securities sold pursuant to such registration by that Holder.

                    14.7.3 Promptly after receipt by an indemnified party under this Section 14.7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to

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Plan of Agreement and Reorganization
Page 15


participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to such indemnifying party's ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission to so notify the indemnifying party will not relieve such indemnifying party of any liability that such indemnifying party may have to any indemnified party otherwise than under this Section.

              14.8 REPORTS UNDER THE 1934 ACT. With a view to making available to the Holders the benefits of certain rules and regulations promulgated by the SEC that may permit the Holders to sell shares of NHancement's stock to the public without registration, NHancement agrees to:

                    14.8.1 Make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times subsequent to the Closing; and

                    14.8.2 Furnish to any Holder forthwith upon request, so long as such Holder shall own any Registrable Securities, a written statement by NHancement that it has complied with the reporting requirements of Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of NHancement, and such other reports and documents so filed by NHancement as may be reasonably requested in availing the Holder of any rule or regulation promulgated by the Commission that allows the selling of any such securities without registration.

              14.9 LOCKUP AGREEMENT. In consideration for NHancement's agreeing to its obligations under this Agreement, Eastern and the Shareholder agree not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of (i) any shares of the Stock for a one (1) year period following the Closing and (ii) one-half (1/2) of such shares of the Stock for an additional one (1) year period following the first anniversary date of the Closing. All subsequent transferees or assignees of the shares of Stock must agree in writing to the provisions set forth in this
Section 14.9 a precondition to any such transfer or assignment.

              14.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights hereby granted to the Holders to cause NHancement to register securities under
Section 14.3 above may not be assigned, in whole or in part, to any transferee or assignee of Registrable Securities.

         15. EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement.

         16. SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or

Plan of Agreement and Reorganization
Page 16


unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         17. ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

         19. FINDER'S FEES. The parties hereto each represent to every other party that such party neither is, nor will be, obligated for any finder's or broker's fee or commission in connection with the transactions contemplated herein. Each party agrees to indemnify and to hold harmless all other parties from any liability for any commission or compensation in the nature of a finder's or broker's fee (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party, its employees, agents or representatives is responsible.

         20. OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         21. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

         22. SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         23. NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

Plan of Agreement and Reorganization
Page 17



         24. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

         25. NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, addressed as follows:

         If to Eastern:           Eastern Systems Technology, Inc.
                                  17175 Wedgewood Avenue
                                  Los Gatos, California 95032

         If to Shareholder:       Ram V. Mani
                                  17175 Wedgewood Avenue
                                  Los Gatos, California 95032

         If to Eastern or Mani    Patrick Smith, Esq.
         with a copy to:          2600 El Camino Real, Suite 603
                                  Palo Alto, California 94306

         If to NHancement:        NHancement Technologies Inc.
                                  39420 Liberty Street, Suite 250
                                  Fremont, California 94538

         If to NHancement         William E. Zisko, Esq.
         with a copy to:          Tomlinson Zisko Morosoli & Maser LLP
                                  200 Page Mill Road, Second Floor
                                  Palo Alto, California 94306

         Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

         26.  TIME.  Time is of the essence of this Agreement.

         27. CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any Section shall include a reference to every Section the number of which begins with the number of the Sections to which reference is specifically made (e.g., a reference to Section 5.8 shall include a reference to Sections 5.8.1 and 5.8.2.1). The titles

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Page 18


and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         28. NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

         29. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

         30. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, or partner of any party hereto or any other person; unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         31. EXECUTION OF DOCUMENTS. At any time and from time to time after the Closing, Eastern will execute and deliver to NHancement such further conveyances, assignments and other written assurances as NHancement shall reasonably request in order to vest and confirm in NHancement title to the Assets.

         32. PARTIES IN INTEREST. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason hereof.

         33. BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

         34. GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California, U.S.A. (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         35. COMPLETENESS OF AGREEMENT. This Agreement and the other agreements entered into among the parties on even date herewith contain the entire understanding between the parties

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Plan of Agreement and Reorganization
Page 19


hereto with respect to the transactions contemplated hereby and there are no prior or contemporaneous agreements other than are in writing signed by the parties which alter or modify this written instrument. It is intended by the parties that this Agreement supercede all oral or contemporaneous agreements other than those signed by the parties mentioned above. This Agreement constitutes the final, complete and exclusive embodiment of the parties' agreement.

         36. NEGOTIATED AGREEMENT. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and the language hereof shall not be construed for or against any such party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

NHANCEMENT:                               EASTERN:
NHANCEMENT TECHNOLOGIES INC.
                                          EASTERN SYSTEMS TECHNOLOGY, INC.

By:    /s/ Douglas S. Zorn
     -------------------------------
     Douglas S. Zorn,
     President and Chief Executive        By:        /s/ Ram V. Mani
      Officer                                  -------------------------------
                                               Ram V. Mani,
                                               President and Chief Executive
                                                Officer


                                          SHAREHOLDER:


                                          /s/ Ram V. Mani
                                          ------------------------------------
                                          Ram V. Mani

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Plan of Agreement and Reorganization
Page 20


                                   SCHEDULE 1

                                     ASSETS

         All rights to Intuitive Search Engine Technology commonly known as "InfoFast" and Eastern's business as a going concern, its goodwill and the right to use its corporate name.

         Such Assets include, without limitation, all trademarks, trademark rights, trade names, trade name rights, licenses, franchises, service marks, patents, patent applications, copyrights, inventions, discoveries, improvements, processes, trade secrets, confidential or proprietary information, formulae, proprietary rights or data, shop rights, algorithms, technical data, ideas or know-how (collectively the "INTELLECTUAL PROPERTY") necessary to conduct its business as now being conducted or as proposed to be conducted, without conflict with or infringement upon any valid rights of others and the lack of which could adversely affect the operations or condition, financial or otherwise, of Eastern. For purposes of this Schedule 1, the term "INFOFAST" includes any set of instructions (including, without limitation, arithmetic, logical, data transfer, data manipulation and input/output) meant to run on, or to control the operation of, any computer, whether those instructions are a complete program, a collection of programs making up a subsystem or system or are merely subroutines or macroroutines meant to operate in conjunction with other software, and whether such instructions must be run through another computer program (commonly referenced as a "compiler") before being usable on a computer, whether such instructions must be used at execution time in conjunction with another computer program (commonly referenced as an "interpreter") or whether such instructions are in a form that can be run on a computer "as is" without additional programs.


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Plan of Agreement and Reorganization
Page 21


                                   SCHEDULE 3

                                ASSUMED CONTRACTS

1. ACQUISITION AGREEMENT dated effective as of August 31, 1999, by and among Eastern Systems, Technology, Inc., a California corporation, Ram V. Mani having his principal address at 17175 Wedgewood Avenue, Los Gatos, California 95032, Front-End Technologies, (Madras) Pvt. Ltd., a private limited company incorporated under the laws of the Republic of India, and Srini Ramakrishnan having his principal address at 3695 Stevenson Boulevard, Apt. 101, Fremont, California 94538.

2. NON-COMPETE AND TECHNOLOGY TRANSFER AGREEMENT dated August 31, 1999, by and among Eastern Systems, Technology, Inc., a California corporation, Front-End Technologies, (Madras) Pvt. Ltd., a private limited company incorporated under the laws of the Republic of India, and Srini Ramakrishnan having his principal address at 3695 Stevenson Boulevard, Apt. 101, Fremont, California 94538


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Plan of Agreement and Reorganization
Page 22


                                 SCHEDULE 10.6.1

                               WRITTEN AGREEMENTS

1. ACQUISITION AGREEMENT dated effective as of August 31, 1999, by and among Eastern Systems, Technology, Inc., a California corporation, Ram V. Mani having his principal address at 17175 Wedgewood Avenue, Los Gatos, California 95032, Front-End Technologies, (Madras) Pvt. Ltd., a private limited company incorporated under the laws of the Republic of India, and Srini Ramakrishnan having his principal address at 3695 Stevenson Boulevard, Apt. 101, Fremont, California 94538.

Plan of Agreement and Reorganization
Page 23


                                 SCHEDULE 10.6.2

                     ADDITIONAL SOFTWARE RELATED TO INFOFAST

None

Plan of Agreement and Reorganization
Page 24


                                 SCHEDULE 10.13

                              LICENSES AND PERMITS
                          AUTHORIZATIONS AND FRANCHISES

None

Plan of Agreement and Reorganization
Page 25


                                 SCHEDULE 10.16

                              MATERIAL LIABILITIES

None